UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2020

CSX CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	1-08022	62-1051971
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Water Street, 15th Floor, Jacksonville, Florida	32202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 359-3200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 Par Value	CSX	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2019, the Compensation and Talent Management Committee (the “Compensation Committee”) of the Board of Directors of CSX Corporation (“CSX” or the “Company”) approved and adopted the Company’s 2020-2022 Long-Term Incentive Plan (the “2020-2022 LTIP”). The plan is comprised of three components—Performance Units, Stock Options and Restricted Stock Units. Pursuant to the 2020-2022 LTIP, the Company’s President and Chief Executive Officer and executive vice presidents received awards comprised of 50% Performance Units and 50% Stock Options. No Restricted Stock Units were awarded to the Company’s President and Chief Executive Officer or executive vice presidents pursuant to the 2020-2022 LTIP.

Pursuant to the 2020-2022 LTIP, Performance Units have potential payouts ranging from zero to 200% of the target awards depending on Company performance against predetermined goals. Performance Units will be paid out, if at all, in the form of shares of CSX common stock in early 2023, after the conclusion of the three-year performance cycle. Performance Units payouts for the executive officers listed below are subject to formulaic upward or downward adjustments of up to 25% based upon the Company’s total shareholder return relative to a specified peer comparator group capped at a 250% payout.

Payouts of the Performance Units will be based on the achievement of goals related to Operating Income (“OI”) and Free Cash Flow (“FCF”), with each measure excluding nonrecurring items as disclosed in the Company’s financial statements, and as approved by the Compensation Committee. For the 2020-2022 LTIP, OI and FCF will be measured from the beginning of 2020 through the end of 2022. OI and FCF will each comprise 50% of the total payout opportunity for participants and each will be measured independently of the other. OI is defined as operating revenue minus operating expense. FCF is defined as net cash provided by operating activities minus property additions and adjusted for certain other investing activities.

The Stock Options will time vest one-third on each of February 18, 2021, February 18, 2022, and February 18, 2023. If unexercised, the Stock Options will expire on February 18, 2030. The exercise price of each Stock Option is based on the closing price of CSX common stock on the date of the grant, which was February 18, 2020.

The following table sets forth the target number of Performance Units and the number of Stock Options awarded to James Foote, President and Chief Executive Officer; Kevin Boone, Executive Vice President and Chief Financial Officer; Mark Wallace, Executive Vice President of Sales and Marketing; Edmond Harris, Executive Vice President; and Nathan Goldman, Executive Vice President and Chief Legal Officer.

Executive	Performance Units	Stock Options
James Foote	75,333	318,159
Kevin Boone	17,121	72,309
Mark Wallace	17,121	72,309
Edmond Harris	10,958	46,278
Nathan Goldman	13,697	57,847

Consistent with past practices, the number of Performance Units was based on the average closing price of CSX common stock for November 2019, December 2019 and January 2020 of $73.01. The number of Stock Options was calculated based on the Black-Scholes value of $17.29, which, consistent with past practices, was determined using the average closing price of CSX common stock for November 2019, December 2019 and January 2020 of $73.01.

The foregoing descriptions of the 2020-2022 LTIP and the awards made pursuant to the 2020-2022 LTIP are qualified in their entirety by reference to the 2020 – 2022 LTIP Performance Unit Award Agreement and the form of 2020 Stock Option Agreement, which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, and incorporated herein by reference.

In 2019 and 2020, the Compensation Committee undertook a review of the compensation of James Foote, President and Chief Executive Officer, including a review of peer company chief executive officer remuneration and other factors relating to Mr. Foote’s role, mandate and performance. Based on this review, on February 18, 2020, the Compensation Committee approved an increase to Mr. Foote’s: (i) target annual bonus opportunity from 140% of his annual base salary to 160% of his annual base salary; and (ii) target long-term incentive opportunity from $10 million to $11 million. These changes will be effective for Mr. Foote’s 2020 annual bonus and 2020 – 2022 LTIP award.

Item 9.01.	Exhibits.

(d) The following exhibits are being filed as part of this report:

10.1	Form of 2020 - 2022 LTIP Performance Unit Award Agreement

10.2	Form of 2020 Stock Option Agreement

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSX CORPORATION

By:	/s/ Nathan D. Goldman
Name:	Nathan D. Goldman
Title:	Executive Vice President - Chief Legal Officer & Corporate Secretary

DATE: February 21, 2020